Exhibit 99.1

The Cheesecake Factory Reports Record Revenues for the Fiscal Quarter
                       Ended September 28, 2004

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Oct. 19, 2004--The Cheesecake Factory Incorporated (Nasdaq:CAKE) today reported record revenues for the fiscal third quarter ended September 28, 2004. Revenues increased 25% to $247.7 million and comparable restaurant sales increased 2.6% compared to the same quarter of the prior year.
    Net income for the quarter was $12.8 million or $0.24 per diluted share, including a $4.5 million or $0.06 per share reserve established for pending lawsuits, compared to net income of $14.4 million or $0.28 per diluted share for the same quarter last year. Before the effect of this reserve, net income per diluted share would have been $0.30 per share, composed of the $0.24 per share plus the $0.06 per share related to the reserve.
    The reserve was established to accrue for the estimated expenses that may be incurred in connection with claims alleging failure to comply with California labor laws with respect to providing employee meal and rest breaks, as previously disclosed by the Company. This $4.5 million expense is included in the "other operating expenses" line in the Company's Consolidated Statements of Operations.
    "We are very pleased with our record revenues for the third quarter, especially considering the severe weather in Florida and other parts of the Southeast," said David Overton, Chairman and CEO. "Sales for our comparable restaurants increased 2.6% in spite of an estimated $1.8 to $2.0 million impact on our total restaurant sales during the quarter due to the weather. The strength of our brand and popularity of our concept is clearly demonstrated by our positive comparable restaurant sales and strong new restaurant openings.
    "We expect to achieve our stated goal of opening 16 restaurants in the current year," stated Overton. Seven new Cheesecake Factory restaurants were opened in the third quarter and one Cheesecake Factory restaurant was opened on October 12, bringing the total for the year to twelve. Two additional Cheesecake Factory restaurants are expected to open in the fourth quarter. The Company also opened a Grand Lux Cafe in Dallas during the third quarter and will open an additional Grand Lux Cafe in Houston during the fourth quarter. "We are very happy to extend our Grand Lux Cafe concept into Texas and are pleased with our initial sales from the Dallas location," stated Overton. "We are excited about the long-term growth potential for the Grand Lux Cafe as we continue to fine tune the concept's menu, operations and investment cost."
    The Company's current expansion goal for fiscal 2005 is to open as many as 18 new full-service restaurants, consisting of approximately 15 Cheesecake Factory restaurants and three Grand Lux Cafes. Signed leases or letters of intent are in-hand for most of the potential 2005 openings.
    Bakery sales to other foodservice operators, retailers and distributors increased 24% to $12.7 million during the third quarter, compared to the same quarter last year. Sales to warehouse clubs continue to be very strong and sales of The Dream Factory product line continue to build.
    The Cheesecake Factory Incorporated operates 85 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.09. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates four upscale casual dining restaurants under the Grand Lux Cafe(R) name; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. In particular, forward-looking statements regarding the Company's restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company's control. Forward-looking statements regarding bakery sales are subject to a number of risks and uncertainties, including (but not limited to) unforeseen changes in the purchasing plans of the Company's large-account bakery customers and inherent difficulties in predicting the timing of product orders and shipments. Forward-looking statements regarding the number and timing of the Company's planned new restaurant openings, and the amount and timing of their associated preopening costs, are subject to risks and uncertainties due to factors outside of the Company's control, including factors that are under the control of government agencies, landlords and others. Forward-looking statements regarding pending litigation and the potential costs associated with that litigation are subject to a number of risks and uncertainties, including interpretations or clarifications of existing laws made by governmental or judicial bodies. Forward-looking statements speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission.



         The Cheesecake Factory Incorporated and Subsidiaries
                  Consolidated Financial Statements
   (unaudited; in thousands, except per share and statistical data)



                                       13 Weeks Ended   13 Weeks Ended
Consolidated Statements of              September 28,    September 30,
Operations                                  2004            2003
---------------------------------------------------- -----------------
Revenues:                            Amounts Percents Amounts Percents
                                    ----------------------------------
  Restaurant sales                  $235,018   94.9% $187,655    94.9%
  Bakery sales to other foodservice
     operators, retailers and
      distributors                    12,665    5.1%   10,177     5.1%
                                    ---------------- -----------------
        Total revenues               247,683  100.0%  197,832   100.0%
                                    ---------------- -----------------
Costs and expenses:
  Restaurant cost of sales (1)        58,756   23.7%   45,492    23.0%
  Bakery cost of sales (2)             6,405    2.6%    4,664     2.4%
  Labor expenses                      76,822   31.0%   60,395    30.5%
  Other operating expenses            60,799   24.5%   46,487    23.4%
  General and administrative
   expenses                           10,022    4.1%    9,075     4.6%
  Depreciation and amortization
   expenses                            9,034    3.6%    6,975     3.5%
  Preopening costs                     6,867    2.8%    4,066     2.1%
                                    ---------------- -----------------
        Total costs and expenses     228,705   92.3%  177,154    89.5%
                                    ---------------- -----------------
Income from operations                18,978    7.7%   20,678    10.5%
Interest income, net                     605    0.2%      987     0.5%
Other income, net                        116    0.1%      665     0.3%
                                    ---------------- -----------------
Income before income taxes            19,699    8.0%   22,330    11.3%
Income tax provision                   6,915    2.8%    7,972     4.0%
                                    ---------------- -----------------
Net income                           $12,784    5.2%  $14,358     7.3%
                                    ================ =================

Basic net income per share             $0.25            $0.28
                                    =========        =========
Basic weighted average shares
 outstanding                          51,846           50,522
                                    =========        =========

Diluted net income per share           $0.24            $0.28
                                    =========        =========
Diluted weighted average shares
 outstanding                          52,853           51,900
                                    =========        =========



                                       39 Weeks Ended   39 Weeks Ended
Consolidated Statements of              September 28,    September 30,
 Operations                                 2004            2003
---------------------------------------------------- -----------------
Revenues:                           Amounts Percents Amounts  Percents
                                    ----------------------------------
  Restaurant sales                  $669,295   95.2% $531,647    95.1%
  Bakery sales to other foodservice
     operators, retailers and
      distributors                    33,840    4.8%   27,665     4.9%
                                    ---------------- -----------------
        Total revenues               703,135  100.0%  559,312   100.0%
                                    ---------------- -----------------
Costs and expenses:
  Restaurant cost of sales (1)       168,315   23.9%  127,122    22.7%
  Bakery cost of sales (2)            17,591    2.5%   12,767     2.3%
  Labor expenses                     217,514   30.9%  174,557    31.2%
  Other operating expenses           163,553   23.3%  129,720    23.2%
  General and administrative
   expenses                           29,660    4.2%   26,859     4.8%
  Depreciation and amortization
   expenses                           25,478    3.6%   20,241     3.6%
  Preopening costs                    10,935    1.6%    7,368     1.4%
                                    ---------------- -----------------
        Total costs and expenses     633,046   90.0%  498,634    89.2%
                                    ---------------- -----------------
Income from operations                70,089   10.0%   60,678    10.8%
Interest income, net                   1,899    0.2%    2,909     0.5%
Other income, net                        821    0.1%    2,146     0.4%
                                    ---------------- -----------------
Income before income taxes            72,809   10.3%   65,733    11.7%
Income tax provision                  25,556    3.6%   23,467     4.1%
                                    ---------------- -----------------
Net income                           $47,253    6.7%  $42,266     7.6%
                                    ================ =================

Basic net income per share             $0.91            $0.84
                                    =========        =========
Basic weighted average shares
 outstanding                          51,687           50,270
                                    =========        =========

Diluted net income per share           $0.89            $0.82
                                    =========        =========
Diluted weighted average shares
 outstanding                          52,882           51,644
                                    =========        =========

Notes:
-----
(1) Consists of restaurant food, beverage and dessert costs.
(2) Consists of bakery ingredient, packaging and supply costs.



Selected Consolidated Balance Sheet Information     September December
                                                       28,       30,
                                                      2004      2003
----------------------------------------------------------------------
Cash and cash equivalents                             $6,454  $15,167
Investments and marketable securities                115,512  121,840
Total assets                                         663,152  584,808
Total liabilities                                    140,666  126,906
Stockholders' equity                                 522,486  457,902




                              13 Weeks  13 Weeks   39 Weeks  39 Weeks
                                 Ended     Ended      Ended     Ended
Supplemental Information      Sept. 28,  Sept. 30, Sept. 28, Sept. 30,
                                  2004       2003      2004      2003
---------------------------------------- --------- --------- ---------
Comparable restaurant sales %
 change                             2.6%      1.8%      4.3%      0.1%
Restaurant cost of sales % of
 restaurant sales                  25.0%     24.2%     25.1%     23.9%
Bakery cost of sales % of
 bakery sales                      50.6%     45.8%     52.0%     46.1%
Restaurants opened during
 period                               8         3        12         7
Restaurants open at period-end       89        70        89        70
Restaurant operating weeks        1,084       884     3,129     2,570


    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000